Exhibit (h)(35)
FORM OF AMENDMENT TO SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
This Amendment is an amendment to the Sub-Administration and Accounting Services Agreement between PNC Global Investment Servicing (U.S.) Inc. (formerly known as PFPC Inc.) (“PNC”) and Aston Asset Management LLC (as assigned from ABN AMRO Investment Fund Services, Inc.) (the “Administrator”) dated as of April 1, 2000, as amended to date (the “Agreement”) with respect to Aston Funds (the “Fund”). The date of this Amendment is as of September                     , 2008.
WHEREAS, PNC and the Administrator are parties to the Agreement; and
WHEREAS, PNC and the Administrator wish to amend the Agreement to confirm the provision of certain information to the Fund’s Board of Trustees;
NOW, THEREFORE, in consideration of the premises and the agreements set forth in this document, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	A new Section 25(i) shall be added to the Agreement as follows:
          (i) The Administrator hereby represents and warrants to PNC Global Investment Servicing (U.S.) Inc. (“PNC”) that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing the Administrator or its affiliates in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to the Administrator or its affiliates relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits. The foregoing representations and warranties will be deemed made and repeated at all times until termination of this Agreement.
2.	Except as specifically amended in this Amendment, the Agreement will continue in full force and effect. This Amendment may be executed in counterparts, each of which when executed and delivered will be an original, but all of which together constitute one and the same agreement. A facsimile signature will be binding upon the party so executing this Amendment.
AGREED:

PNC Global Investment Servicing (U.S.) Inc.	Aston Asset Management LLC

By:	By:

Title:	Title: